Exhibit (r)

PLAINFIELD DIRECT INC. AND PLAINFIELD ASSET MANAGEMENT LLC

CODE OF ETHICS

To comply with various regulatory requirements, Plainfield Asset Management LLC (the “Adviser”) and Plainfield Direct Inc. (the “Corporation”) each have developed certain codes of ethics to establish guidelines for ethical conduct in their respective businesses. The code of ethics set forth in Section I below applies to both Plainfield Asset Management and Plainfield Direct pursuant to the Investment Company Act of 1940 and covers their respective directors, managers, partners, officers and employees. The code of ethics set forth in Section II below adopted pursuant to Section 406 of the Sarbanes-Oxley Act of 2002 and Rule 303A.10 of the New York Stock Exchange applies only to the Corporation’s directors, officers and employees.

I. INVESTMENT COMPANY ACT OF 1940 CODE OF ETHICS

FOR

PLAINFIELD DIRECT INC.

PLAINFIELD ASSET MANAGEMENT LLC

Statement of General Fiduciary Principles

This Investment Company Act Code of Ethics (the “1940 Act Code”) has been adopted by each of the Corporation, and the Adviser, the Corporation’s investment adviser, in compliance with Rule 17j-1 under the Investment Company Act of 1940 (the “1940 Act”). The purpose of the Code is to establish standards and procedures for the detection and prevention of activities by which persons having knowledge of the investments and investment intentions of the Corporation may abuse their fiduciary duty to the Corporation, and otherwise to deal with the types of conflict of interest situations to which Rule 17j-1 is addressed.

This 1940 Act Code is based on the following principles: (i) you have a fiduciary duty at all times to avoid placing your personal interests ahead of the interests of the Corporation; (ii) you have a duty to attempt to avoid, or resolve in a manner consistent with your obligations to the Corporation, actual and potential conflicts of interests between personal activities and the Corporation’s activities; and (iii) you must not take advantage of your position at the Corporation or the Adviser to misappropriate investment opportunities from the Corporation. All “Access Persons” (as defined below) are expected to adhere to this general principle as well as to comply with all of the specific provisions of this Code that are applicable to them. It is not possible for this Code to address every situation involving the personal investments of Access Persons and technical compliance with the Code will not automatically insulate any Access Person from scrutiny of transactions that show a pattern of compromise or abuse of the individual’s fiduciary duty to the Corporation. Accordingly, all Access Persons must seek to avoid, or resolve in a manner consistent with their obligations to the Corporation, any actual or potential conflicts between their personal interests and the interests of the Corporation and its stockholders. In sum, all Access Persons shall place the interests of the Corporation before their own personal interests.

All Access Persons must read and retain this 1940 Act Code of Ethics.

Defined Terms

(A) “Access Person” means any director, officer, general partner or Advisory Person (as defined below) of the Corporation or the Adviser.

(B) An “Advisory Person” of the Corporation or the Adviser means: (i) any director, officer, general partner or employee of the Corporation or the Adviser, or any company in a Control (as defined below) relationship to the Corporation or the Adviser, who in connection with her regular functions or duties, makes, participates in, or obtains information regarding the purchase or sale of any Covered Security (as defined below) by the Corporation, or whose functions relate to the making of any recommendation with respect to such purchases or sales; and (ii) any natural person in a Control relationship to the Corporation or the Adviser, who obtains information concerning recommendations made to the Corporation with regard to the purchase or sale of any Covered Security by the Corporation.

(C) “Beneficial Ownership” is interpreted in the same manner as it would be under Rule 16a-1(a)(2) under the Securities Exchange Act of 1934 (the “Exchange Act”) in determining whether a person is the beneficial owner of a security for purposes of Section 16 of the Exchange Act and the rules and regulations thereunder.

(D) “Chief Compliance Officer” means the Chief Compliance Officer of the Corporation. The current Chief Compliance Officer is Michael R. Manley.

(E) “Control” means, as defined in Section 2(a)(9) of the 1940 Act, the power to exercise a controlling influence over the management or policies of a company, unless such power is solely the result of an official position with such company. Any person who owns beneficially, either directly or through one or more controlled companies, more than 25% of the voting securities of a company shall be presumed to control such company. Any person who does not so own more than 25% of the voting securities of any company shall be presumed not to control such company. Such presumption may be rebutted prospectively by order of the SEC.

(F) “Covered Security” means a security as defined in Section 2(a)(36) of the 1940 Act, which includes: any note, stock, treasury stock, security future, bond, debenture, evidence of indebtedness, certificate of interest or participation in any profit-sharing agreement, collateral-trust certificate, preorganization certificate or subscription, transferable share, investment contract, voting-trust certificate, certificate of deposit for a security, fractional undivided interest in oil, gas, or other mineral rights, any put, call, straddle, option, or privilege on any security (including a certificate of deposit) or on any group or index of securities (including any interest therein or based on the value thereof), or any put, call, straddle, option, or privilege entered into on a National Securities Exchange relating to foreign currency, or, in general, any interest or instrument commonly known as a “security,” or any certificate of interest or participation in, temporary or interim certificate for, receipt for, guarantee of, or warrant or right to subscribe to or purchase, any of the foregoing; except that “Covered Security” does not include: (i) direct obligations of the Government of the United States; (ii) bankers’ acceptances, bank certificates of deposit, commercial paper and high quality short-term debt instruments, including repurchase agreements; and (iii) shares issued by open-end investment companies registered under the 1940 Act.

References to a Covered Security in this 1940 Act Code (e.g., a prohibition or requirement applicable to the purchase or sale of a Covered Security) shall be deemed to refer to and to include any warrant for, option in, or security immediately convertible into that Covered Security, and shall also include any instrument that has an investment return or value that is based, in whole or in part, on that Covered Security (collectively, “Derivatives”). Therefore, except as otherwise specifically provided by this 1940 Act Code: (i) any prohibition or requirement of this 1940 Act Code applicable to the purchase or sale of a Covered Security shall also be applicable to the purchase or sale of a Derivative relating to that Covered Security; and (ii) any prohibition or requirement of this 1940 Act Code applicable to the purchase or sale of a Derivative shall also be applicable to the purchase or sale of a Covered Security relating to that Derivative.

(G) “Independent Director” means those members of the Board of Directors of the Corporation that are not “interested persons” as defined in the 1940 Act.

(H) “Initial Public Offering” means an offering of securities registered under the Securities Act of 1933 (the “Securities Act”), the issuer of which, immediately before the registration, was not subject to the reporting requirements of Section 13 or 15(d) of the Exchange Act.

(I) “Investment Personnel” of the Corporation or the Adviser means: (i) any employee of the Corporation or the Adviser (or of any company in a Control relationship to the Corporation or the Adviser) who, in connection with her regular functions or duties, makes or participates in making recommendations regarding the purchase or sale of securities by the Corporation; and (ii) any natural person who controls the Corporation or the Adviser and who obtains information concerning recommendations made to the Corporation regarding the purchase or sale of securities by the Corporation.

(J) “Limited Offering” means an offering that is exempt from registration under the Securities Act pursuant to Section 4(2) or Section 4(6) thereof or pursuant to Rule 504, Rule 505, or Rule 506 thereunder.

(K) “Manual” means the Plainfield Direct Inc. Compliance Manual dated May 1, 2007, as amended and supplemented from time to time.

(L) “Security Held or to be Acquired” by the Corporation means: (i) any Covered Security which, within the most recent 15 days: (A) is or has been held by the Corporation; or (B) is being or has been considered by the Corporation or the Adviser for purchase by the Corporation; and (ii) any option to purchase or sell, and any security convertible into or exchangeable for, a Covered Security described in clause (i).

(M) “17j-1 Organization” means the Corporation or the Adviser, as the context requires.

Objective and General Prohibitions

Access Persons may not engage in any investment transaction under circumstances in which the Access Persons benefits from or interferes with the purchase or sale of investments by the Corporation. In addition, Access Persons may not use information concerning the investments or investment intentions of the Corporation, or their ability to influence such investment intentions, for personal gain or in a manner detrimental to the interests of the Corporation. Access Persons may not induce or cause the Corporation to take action, or not to take action, for the personal benefit of the Access Persons at the expense of the best interest of the Corporation. Access Persons should avoid relationships or activities that could call into question the ability of the Access Persons to exercise independent judgment in the best interests of the Corporation.

Access Persons may not engage in conduct that is deceitful, fraudulent or manipulative, or that involves false or misleading statements, in connection with the purchase or sale of investments by the Corporation. In this regard, Access Persons should recognize that Rule 17j-1 makes it unlawful for any affiliated person of the Corporation, or any affiliated person of an investment adviser for the Corporation, in connection with the purchase or sale, directly or indirectly, by the person of a Security Held or to be Acquired by the Corporation to:

(i) employ any device, scheme or artifice to defraud the Corporation;

(ii) make any untrue statement of a material fact to the Corporation or omit to state to the Corporation a material fact necessary in order to make the statements made, in light of the circumstances under which they are made, not misleading;

(iii) engage in any act, practice or course of business that operates or would operate as a fraud or deceit upon the Corporation; or

(iv) engage in any manipulative practice with respect to the Corporation.

Access Persons should also recognize that a violation of this 1940 Act Code or of Rule 17j-1 may result in the imposition of: (1) sanctions as provided below; or (2) administrative, civil and, in certain cases, criminal fines, sanctions or penalties. Any potential violation of the provisions of this 1940 Act Code or related policies will be investigated by the Chief Compliance Officer as provided in this 1940 Act Code. Access Persons are required to report any violation of the 1940 Act Code, whether their own or another individual’s. Reports of violations by another individual may be made anonymously and confidentially to the Chief Compliance Officer. The process for such reporting is more particularly described in Section III.D.2. of the Manual entitled “Internal Reporting & Whistleblower Protection Policy.”

Prohibited Transactions

Access Persons (other than Independent Directors) shall be subject to the restrictions on personal investing activities set out in Sections III and IV of the Adviser’s Code of Ethics. Access Persons shall be subject to the Adviser’s Policy and Procedures to Prevent Insider Trading; provided, however, Independent Directors shall not be subject to the Adviser’s Code of Ethics. In addition to any restrictions under the Adviser’s Code of Ethics, Investment Personnel (Independent Directors not being deemed to be Investment Personnel for this purpose) may not directly or indirectly acquire any beneficial interest in any Initial Public Offering or Limited Offering without the prior written consent of the Chief Compliance Officer. Unless an Independent Director shall have obtained prior approval from the Chief Compliance Officer, no Independent Director shall purchase or sell (or otherwise acquire or dispose of) direct or indirect Beneficial Ownership of any Covered Security if, at the time of such transaction, such Independent Director knows or should have known such Covered Security is a Security Held or to be Acquired by the Corporation.

Reports by Access Persons

(A) Personal Securities Holdings Reports.

All Access Persons shall within 10 days of the date on which they become Access Persons, and thereafter, within 30 days after the end of each calendar year, disclose the title, number of shares and principal amount of all Covered Securities in which they have any direct or indirect Beneficial Ownership as of the date the person became an Access Person, in the case of such person’s initial report, and as of the last day of the year, as to annual reports. Such report, which is hereinafter called a “Personal Securities Holdings Report,” must be in a form approved by the Chief Compliance Officer. Each Personal Securities Holdings Report must also disclose the name of any broker, dealer or bank with whom the Access Person maintained an account in which any securities were held for the direct or indirect benefit of the Access Person as of the date the person became an Access Person or as of the last day of the year, as the case may be. Each Personal Securities Holdings Report shall state the date it is being submitted.

(B) Quarterly Transaction Reports.

Except as otherwise set forth in paragraph (C) of this section below, within 10 days after the end of each calendar quarter, each Access Person shall make a written report to the Chief Compliance Officer of all transactions occurring in the quarter in a Covered Security in which she had any direct or indirect Beneficial Ownership.

A Quarterly Securities Transaction Report shall be in the form approved by the Chief Compliance Officer and must contain the following information with respect to each reportable transaction:

(1) Date and nature of the transaction (purchase, sale or any other type of acquisition or disposition);

(2) Title, interest rate and maturity date (if applicable), number of shares and principal amount of each Covered Security involved and the price of the Covered Security at which the transaction was effected;

(3) Name of the broker, dealer or bank with or through whom the transaction was effected; and

(4) The date the report is submitted by the Access Person.

(C) Independent Directors.

Notwithstanding the reporting requirements set forth in this Section, an Independent Director who would be required to make a report under this Section solely by reason of being a director of the Corporation is not required to file a Personal Securities Holding Report upon becoming a director of the Corporation or an annual Personal Securities Holding Report. Such an Independent Director also need not file a Quarterly Securities Transaction Report unless such director knew or, in the ordinary course of fulfilling her official duties as a director of the Corporation, should have known that during the 15-day period immediately before or after the date of the transaction in a Covered Security by the director such Covered Security is or was purchased or sold by the Corporation or the Corporation or the Adviser considered purchasing or selling such Covered Security.

(D) Access Persons of the Adviser.

An Access Person of the Adviser need not make a Quarterly Transaction Report if all of the information in the report would duplicate information required to be recorded under the Adviser’s Code of Ethics adopted pursuant to Rules 204-2(a)(12) or (13) under the Investment Advisers Act of 1940, as amended.

(E) Brokerage Accounts and Statements.

Access Persons, except Independent Directors, shall:

(1) Within 10 days after the end of each calendar quarter, identify the name of the broker, dealer or bank with whom the Access Person established an account in which any securities were held during the quarter for the direct or indirect benefit of the Access Person and identify any new account(s) and the date the account(s) were established. This information shall be included on the appropriate Quarterly Securities Transaction Report.

(2) Instruct the brokers, dealers or banks with whom they maintain such an account to provide duplicate account statements to the Chief Compliance Officer.

(3) On an annual basis, certify that they have complied with the requirements of (1) and (2) above.

(F) Form of Reports.

A Quarterly Securities Transaction Report may consist of broker statements or other statements that provide a list of all personal Covered Securities holdings and transactions in the time period covered by the report and contain the information required in a Quarterly Securities Transaction Report.

(G) Responsibility to Report.

It is the responsibility of each Access Person to take the initiative to comply with the requirements of this Section. Any effort by the Corporation, or by the Adviser and its affiliates, to facilitate the reporting process does not change or alter that responsibility. A person need not make a report hereunder with respect to transactions effected for, and Covered Securities held in, any account over which the person has no direct or indirect influence or control.

(H) Where to File Reports.

All Quarterly Securities Transaction Reports and Personal Securities Holdings Reports must be filed with the Chief Compliance Officer.

(I) Disclaimers.

Any report required by this Section may contain a statement that the report will not be construed as an admission that the person making the report has any direct or indirect Beneficial Ownership in the Covered Security to which the report relates.

Additional Prohibitions

(A) Confidentiality of the Corporation’s Transactions.

Until disclosed in a public report to stockholders or to the Securities and Exchange Commission in the normal course, all information concerning the securities “being considered for purchase or sale” by the Corporation shall be kept confidential by all Access Persons and disclosed by them only on a “need to know” basis. It shall be the responsibility of the Chief Compliance Officer to report any inadequacy found regarding the confidentiality of such information to the directors of the Corporation.

(B) Outside Business Activities and Directorships.

Access Persons may not engage in any outside business activities that may jeopardize the integrity or reputation of the Corporation. Access Persons (other than Independent Directors) may not engage in any outside business activities that may give rise to conflicts of interest. Independent Directors should be mindful of their responsibility to attempt to avoid, or resolve in a manner consistent with their obligations to the Corporation, any conflicts in connection with their outside business activities. With respect to all Access Persons, no such outside business activities may be inconsistent with the interests of the Corporation. All directorships of public or private companies held by Access Persons shall be reported to the Chief Compliance Officer on the quarterly report form circulated by the Chief Compliance Officer.

(C) Gratuities.

Access Persons (other than Independent Directors) shall not, directly or indirectly, take, accept or receive gifts or other consideration in merchandise, services or otherwise of more than nominal value from any person, firm, corporation, association or other entity other than such person’s employer that does business, or proposes to do business, with the Corporation. For purposes of this 1940 Act Code, gifts or other consideration of “more than nominal value” are those gifts having a value of $500 and above.

Annual Certification

(A) Access Persons.

Access Persons shall be required to certify annually that they have read this 1940 Act Code and that they understand it and recognize that they are subject to it. Further, such Access Persons shall be required to certify annually that they have complied with the requirements of this 1940 Act Code.

(B) Board Review.

No less frequently than annually, the Corporation and the Adviser must furnish to the Corporation’s board of directors, and the board will consider, a written report that: (A) describes any issues arising under this 1940 Act Code of Ethics or procedures since the last report to the board, including information about material violations of the 1940 Act Code or procedures and sanctions imposed in response to material violations; and (B) certifies that the Corporation or the Adviser, as applicable, has adopted procedures reasonably necessary to prevent Access Persons from violating the 1940 Act Code.

Sanctions

Any violation of this 1940 Act Code shall be subject to the imposition of such sanctions by the 17j-1 Organization as may be deemed appropriate under the circumstances to achieve the purposes of Rule 17j-1 and this 1940 Act Code. The sanctions to be imposed shall be determined by the board of directors, including a majority of the Independent Directors; provided, however, that with respect to violations by persons who are directors, managers, officers or employees of the Adviser (or of a company that controls the Adviser), the sanctions to be imposed shall be determined by the Adviser (or the controlling person thereof). Sanctions may include suspension or termination of employment, a letter of censure, a fine, a personal trading ban or restitution of an amount equal to the difference between the price paid or received by the Corporation and the more advantageous price paid or received by the offending person.

Administration and Construction

(A) The administration of this 1940 Act Code shall be the responsibility of the Chief Compliance Officer.

(B) The duties of the Chief Compliance Officer are as follows:

(1) Continuous maintenance of a current list of the names of all Access Persons with an appropriate description of their title or employment, including a notation of any directorships held by Access Persons who are officers or employees of the Adviser or of any company that controls the Adviser, and informing all Access Persons of their reporting obligations hereunder;

(2) On an annual basis, providing all Access Persons a copy of this 1940 Act Code and informing such persons of their duties and obligations hereunder including any supplemental training that may be required from time to time;

(3) Maintaining or supervising the maintenance of all records and reports required by this 1940 Act Code;

(4) Preparing listings of all transactions effected by Access Persons who are subject to the requirement to file Quarterly Securities Transaction Reports and reviewing such transactions against a listing of all transactions effected by the Corporation;

(5) Issuance either personally or with the assistance of counsel as may be appropriate, of any interpretation of this 1940 Act Code that may appear consistent with the objectives of Rule 17j-1 and this 1940 Act Code;

(6) Conduct such inspections or investigations as shall reasonably be required to detect and report, with recommendations, any apparent violations of this 1940 Act Code to the board of directors of the Corporation; and

(7) Submission to the board of directors of the Corporation, no less frequently than annually, a written report that describes any issues arising under the 1940 Act Code since the last such report, including the information described in “Annual Certification – Board Review”.

(C) The Chief Financial Officer shall maintain and cause to be maintained in an easily accessible place at the principal place of business of the 17j-1 Organization, the following records:

(1) A copy of all codes of ethics adopted by the Corporation or the Adviser and its affiliates, as the case may be, pursuant to Rule 17j-1 that have been in effect at any time during the past five (5) years;

(2) A record of each violation of such codes of ethics and of any action taken as a result of such violation for at least five (5) years after the end of the fiscal year in which the violation occurs;

(3) A copy of each report made by an Access Person for at least two (2) years after the end of the fiscal year in which the report is made, and for an additional three (3) years in a place that need not be easily accessible;

(4) A copy of each report made by the Chief Compliance Officer to the board of directors for two (2) years from the end of the fiscal year of the Corporation in which such report is made or issued and for an additional three (3) years in a place that need not be easily accessible;

(5) A list of all persons who are, or within the past five (5) years have been, required to make reports pursuant to the Rule and this 1940 Act Code of Ethics, or who are or were responsible for reviewing such reports;

(6) A copy of each report required in “Annual Certification – Board Review” for at least two (2) years after the end of the fiscal year in which it is made, and for an additional three (3) years in a place that need not be easily accessible; and

(7) A record of any decision, and the reasons supporting the decision, to approve the acquisition by Investment Personnel of securities in an Initial Public Offering or Limited Offering for at least five (5) years after the end of the fiscal year in which the approval is granted.

(D) This 1940 Act Code may not be amended or modified except in a written form that is specifically approved by majority vote of the Independent Directors.

This 1940 Act Code of Ethics initially was adopted and approved by the Board of Directors of the Corporation, including a majority of the Independent Directors, at a meeting on May 1, 2007.

II. SOX SECTION 406 CODE OF ETHICS

FOR

PLAINFIELD DIRECT INC.

Introduction

This SOX Section 406 Code of Ethics (the “Section 406 Code”) has been adopted by the Corporation in compliance with Section 406 under the Sarbanes-Oxley Act of 2002 (“SOX”) and New York Stock Exchange rule 303A.10. The Corporation is committed to achieving and maintaining the highest ethical standards and to conducting its business with the highest level of integrity. This Section 406 Code applies to all directors, officers and employees of the Corporation (each, a “Covered Person, and collectively, the “Covered Persons”)

Objective

This Code is intended to promote:

•	honest and ethical conduct;

•	full, fair, accurate, timely and understandable disclosure in reports filed with the SEC and other public communications;

•	compliance with applicable laws and SEC rules and regulations;

•	prompt reporting of unethical or illegal conduct; and

•	accountability for adherence to this Code.

Conflicts of Interest

A “conflict of interest” occurs when a Covered Person’s private interest interferes with the interests of, or her service to, the Corporation. For example, a conflict of interest would arise if a Covered Person, or a member of her family, receives improper personal benefits as a result of her position in the Corporation.

Certain conflicts of interest arise out of the relationships between Covered Persons and the Corporation and already are subject to conflict of interest provisions in the 1940 Act, as amended. Other conflicts of interest are covered by this Section 406 Code, even if such conflicts of interest are not subject to provisions in the 1940 Act. The following list provides examples of conflicts of interest under this Section 406 Code, but Covered Persons should keep in mind that these examples are not exhaustive. The overarching principle is that the personal interest of a Covered Person should not be placed improperly before the interest of the Corporation.

Each Covered Person must not:

•

use her personal influence or personal relationships improperly to influence investment decisions or financial reporting by the Corporation whereby the Covered Person or a member of her family would benefit personally to the detriment of the Corporation;

•	cause the Corporation to take action, or fail to take action, for the individual personal benefit of the Covered Person or a member of her family rather than for the benefit of the Corporation; and

•

use material non-public knowledge of portfolio transactions made or contemplated for the Corporation to trade personally or cause others to trade personally in contemplation of the market effect of such transactions.

There are some conflicts of interest that may arise for Covered Persons under the following circumstances:1

•

the direct or indirect, taking, accepting or receiving of gifts or other consideration in merchandise, services or otherwise of more than nominal value from any person, firm, corporation, association or other entity, other than such person’s employer, that does business, or proposes to do business, with the Corporation. For purposes of this Section 406 Code, gifts or other consideration of “more than nominal value” are those gifts having a value of $500 and above;[2]

•

the receipt of any entertainment from any company with which the Corporation has current or prospective business dealings, unless such entertainment is business-related, reasonable in cost, appropriate as to time and place, and not so frequent as to raise any question of impropriety; and

•

a direct or indirect financial interest in commissions, transaction charges or spreads paid by the Corporation for effecting portfolio transactions or for selling or repurchasing shares other than an interest arising from the Covered Person’s employment, such as compensation or equity ownership.

There also are other conflicts of interest that may arise for Covered Persons related to:

•	service as a director on the board of any public or private company; and

[1]

Any activity or relationship that would present a conflict for a Covered Person would likely also present a conflict for the Covered Person if a member of the Covered Person’s family engages in such an activity or has such a relationship.

[2]

Independent Directors remain subject to an obligation not to put their personal interests improperly before the interests of the Corporation, however, Independent Directors are not prohibited from receiving gifts of $500 or more. Independent Directors should use their judgment whether accepting a gift is appropriate in light of their obligations to the Corporation.

•

any ownership interest in, or any consulting or employment relationship with, any of the Corporation’s service providers, other than the Adviser, its principal underwriter, administrator or any affiliated person thereof and the service provider of which such Covered Person is an employee.

With respect to corporate opportunities, each Covered Person must not:

•

take for herself personally opportunities, including investment opportunities, discovered through the use of her position with the Corporation, or through the use of the Corporation’s property or information;

•	use the Corporation’s property, information, or position for her personal gain or the gain of her family member; or

•	compete, or prepare to compete, with the Corporation.

Public Disclosure and Compliance

•	Each Covered Person should be familiar with the disclosure requirements generally applicable to the Corporation (such general disclosure requirements are provided in the Manual);

•	each Covered Person must be familiar with the Corporation’s Disclosure Controls and Procedures Policy provided as Exhibit V to the Manual;

•

each Covered Person should not knowingly misrepresent, or cause others to misrepresent, facts about the Corporation to others, whether within or outside the Corporation, including to the Corporation’s directors and auditors, and to governmental regulators and self-regulatory organizations;

•

each Covered Person should, to the extent appropriate within her area of responsibility, consult with other officers and employees of the Corporation and the Corporation’s Adviser with the goal of promoting full, fair, accurate, timely and understandable disclosure in the reports and documents the Corporation files with, or submits to, the SEC and in other public communications made by the Corporation;

•

each Covered Person should endeavor to deal fairly with the Corporation’s service providers, competitors and employees. None should take unfair advantage of anyone through manipulation, concealment, abuse of privileged information, misrepresentation of material facts, or any other unfair-dealing practice;

•	each Covered Person should maintain the confidentiality of information entrusted to him or her by the Corporation or its service providers, except where disclosure is required; and

•	it is the responsibility of each Covered Person to promote compliance with the standards and restrictions imposed by applicable laws, rules and regulations.

Accountability and Reporting Violations

Each Covered Person must:

•	upon adoption of this Section 406 Code (or thereafter as applicable, upon becoming a Covered Person), affirm in writing to the Board that she has received, read, and understands this Section 406 Code;

•	annually thereafter affirm to the Board in response to a communication from the Chief Compliance Officer that he or she has complied with the requirements of this Section 406 Code;

•	not retaliate against any employee or Covered Person or their affiliated persons for reports of potential violations that are made in good faith;

•	notify the Chief Compliance Officer of the Corporation promptly if he or she knows of any violation of this Section 406 Code. Failure to do so is itself a violation of this Section 406 Code; and

•

report at least annually in response to a communication from the Chief Compliance Officer any change in his or her affiliations from the prior year (for this purpose, “affiliations” shall have same meaning as “affiliated persons” under the 1940 Act).

The Chief Compliance Officer is responsible for applying this Section 406 Code to specific situations in which questions are presented under it and has the authority to interpret this Section 406 Code in any particular situation. However, notwithstanding the foregoing, the Audit Committee is responsible for granting waivers3 and determining sanctions, as appropriate, and any approvals, interpretations or waivers sought by the Corporation’s principal executive officers or directors will be considered by the Audit Committee.

The Corporation will follow these procedures in investigating and enforcing this Section 406 Code:

•	the Chief Compliance Officer will take any action he considers appropriate to investigate any actual or potential violations reported to him;

[3]

Instruction 2 to Item 5.05 of Form 8-K defines “waiver” as “the approval by the registrant of a material departure from a provision of the code of ethics” and “implicit waiver,” which must also be disclosed, as “the registrant’s failure to take action within a reasonable period of time regarding a material departure from a provision of the code of ethics that has been made known to an executive officer” of the registrant. The Corporation’s policy is that there shall be no “implicit waivers.” No waiver shall be effective unless affirmatively and explicitly granted by the Audit Committee.

•

if, after such investigation, the Chief Compliance Officer believes that no violation has occurred, the Chief Compliance Officer shall meet with the person reporting the violation for the purposes of informing such person of the reason for not taking action;

•	any matter that the Chief Compliance Officer believes is a violation will be reported to the Audit Committee;

•

if the Audit Committee concurs that a violation has occurred, it will inform and make a recommendation to the Board, which will consider appropriate action, which may include (but not be limited to) review of, and appropriate modifications to, applicable policies and procedures; notification to appropriate personnel of the Corporation’s Service Provider of which such Covered Person is an employee or its board; a recommendation to such Service Provider to dismiss the Covered Person; or dismissal of the Covered Person as an officer of the Corporation;

•	the Audit Committee will be responsible for granting waivers, as appropriate; and

•	any changes to or waivers of this Section 406 Code will, to the extent required, be disclosed as provided by SEC rules.

The Audit Committee, in determining whether waivers should be granted and whether violations have occurred, and the Chief Compliance Officer, in rendering decisions and interpretations and in conducting investigations of potential violations under this Section 406 Code, may, at their discretion, consult with such other persons as they may determine to be appropriate, including the Corporation’s General Counsel, Adviser, outside counsel, Service Provider, independent auditors or other consultants, subject to any requirement to seek pre-approval from the Audit Committee for the retention of independent auditors to perform permissible non-audit services.

Waivers

An executive officer or director may request a waiver of any of the provisions of this Section 406 Code by submitting a written request for such waiver to the Audit Committee setting forth the basis for such request and explaining how the waiver would be consistent with the standards of conduct described herein. The Audit Committee will review such request and make a determination thereon in writing, which shall be binding.

In determining whether to waive any provisions of this Section 406 Code, the Audit Committee will consider whether the proposed waiver is consistent with honest and ethical conduct.

The Chief Compliance Officer will submit an annual report to the Board regarding any waivers granted. Any waiver of this Section 406 Code granted to an executive officer or director will be promptly disclosed to the Corporation’s stockholders, in accordance with New York Stock Exchange rules.

Confidentiality

All reports and records prepared or maintained pursuant to this Section 406 Code will be considered confidential and shall be maintained and protected accordingly. Except as otherwise required by law or this Section 406 Code, such matters shall not be disclosed to anyone other than the Board and its counsel, the General Counsel, the Adviser and its counsel, the Service Provider of which such Covered Person is an employee or independent auditors or other consultants.

Amendments

Any amendments to this Section 406 Code must be approved or ratified by a majority vote of the Corporation’s Board, including a majority of its Independent Directors.

Internal Use

This Section 406 Code is intended solely for the internal use by the Corporation and does not constitute an admission, by or on behalf of any person, as to any fact, circumstance, or legal conclusion.